Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES QUARTERLY AND ANNUAL

EARNINGS AND CASH DIVIDEND

TOMS RIVER, NEW JERSEY, January 21, 2010…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that diluted earnings per share amounted to $.12 for the quarter ended December 31, 2009 as compared to $.30 for the corresponding prior year period. For the year ended December 31, 2009 diluted earnings per share amounted to $.98 as compared to $1.26 for the corresponding prior year period. The Company also announced that its Board of Directors declared a quarterly cash dividend on common stock of $.12 per share, equal to the quarterly earnings per share - covering the three month period ended December 31, 2009 - to be paid on February 12, 2010, to common stockholders of record on February 1, 2010.

Commenting on the year, Chairman John R. Garbarino remarked, “Our record of delivering solid core earnings for our shareholders was sustained in 2009. Our year was characterized by strong core deposit and commercial loan growth, an expanding net interest margin and strengthened capital position. During the fourth quarter we increased our tangible common equity by $54.2 million with a follow on common stock offering and retired the U.S. Treasury Capital Purchase Program preferred stock investment in our Company.” In discussing the reduced quarterly cash dividend and prospects for 2010, he continued, “The declaration of our 52nd consecutive quarterly cash dividend is representative of our desire to preserve capital in these turbulent economic times. Although reduced from recent periods, it represents an attractive yield and prudent payout of our projected future earnings. Entering 2010, our fortified capital base prepares us for economic challenges that lie ahead and positions us to take advantage of additional growth opportunities in our marketplace.”

Results of Operations

Net interest income for the quarter and year ended December 31, 2009 increased to $16.9 million and $65.5 million, respectively, as compared to $14.9 million and $58.0 million, respectively, in the same prior year periods, reflecting a higher net interest margin and higher levels of interest-earning assets. The net interest margin increased to 3.76% and 3.63%, respectively, for the quarter and year ended December 31, 2009 from 3.35% and 3.24%, respectively, in the same prior year periods. The yield on interest-earning assets decreased to 5.19% and 5.31%, for the quarter and year ended December 31, 2009, respectively, as compared to 5.62% and 5.77%, respectively, in the same prior year periods. The cost of interest-bearing liabilities decreased to 1.63% and 1.89%, respectively, for the quarter and year ended December 31, 2009, as compared to 2.48% and 2.77%, respectively, in the same prior year periods. Average interest-earning assets increased by $24.5 million and $12.0 million for the quarter and year ended December 31, 2009 as compared to the same prior year periods. The increase was in mortgage-backed securities which rose $69.4 million and $44.7 million for the quarter and year ended December 31, 2009, respectively, due to investment of the preferred stock proceeds from the Treasury’s Capital Purchase Program in January 2009 and the common stock offering in November 2009.

The provision for loan losses increased to $2.2 million and $5.7 million, respectively, for the quarter and year ended December 31, 2009 as compared to $600,000 and $1.8 million, respectively, for the corresponding prior year periods. The increased provision is due to higher levels of non-performing loans and charge-offs.

Other income increased to $3.7 million and $15.6 million, respectively, for the quarter and year ended December 31, 2009 as compared to $2.8 million and $12.8 million, respectively, in the same prior year periods. Loan servicing income (loss) decreased to a loss of $18,000 for the year ended December 31, 2009 from income of $385,000 for the corresponding prior year period due to an impairment to the loan servicing asset of $263,000 recognized in the first quarter of 2009. The net gain on sales of loans and securities was $772,000 and $3.9 million, respectively, for the quarter and year ended December 31, 2009 as compared to $455,000 and $799,000, respectively, for the corresponding prior year periods. The net gain for the year ended December 31, 2008 includes a net loss of $902,000 on investment securities transactions. For the quarter and year ended December 31, 2009 the net gain on the sale of loans includes a reversal of the provision for repurchased loans of $0 and $245,000, respectively, as compared to reversals of $37,000 and $248,000, respectively, for the corresponding prior year periods. The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $819,000 at December 31, 2009. There were two charge-offs totaling $79,000 through the reserve for repurchased loans for the year ended December 31, 2009, both occurring in prior quarters. Fees and service charges increased to $2.7 million for the quarter ended December 31, 2009 as compared to $2.5 million for the corresponding prior year period. For the year ended December 31, 2009 fees and services charges decreased to $10.5 million as compared to $10.8 million for the corresponding prior year period primarily due to a decrease in trust revenue. Income from Bank Owned Life Insurance increased by $454,000 and $131,000, respectively, for the quarter and year ended December 31, 2009 as compared to the same prior year periods. The results for the quarter and year ended December 31, 2008 were adversely affected by a $568,000 impairment to certain investment securities held by the BOLI’s underlying investment fund. Excluding the impairment, income from Bank Owned Life Insurance decreased from the prior year due to a decline in the crediting rate in the lower interest rate environment. Other income for the year ended December 31, 2009 increased over the same prior year periods due to the recovery of $367,000 in borrower escrow funds for Columbia Home Loans, LLC (“Columbia”) the Company’s mortgage banking subsidiary which was shuttered in late 2007.

Operating expenses increased to $13.2 million and $50.5 million, respectively, for the quarter and year ended December 31, 2009, as compared to $12.2 million and $47.4 million respectively, for the corresponding prior year periods. Federal deposit insurance increased to $587,000 and $3.1 million, respectively, for the quarter and year ended December 31, 2009, as compared to $152,000 and $1.1 million, respectively, in the same prior year periods due to an increase in the assessment rate for FDIC deposit insurance effective January 1, 2009 and a special assessment of $869,000 for the year ended December 31, 2009. Occupancy expense for the year ended December 31, 2009 was adversely affected by a second quarter charge of $556,000 relating to all remaining lease obligations of Columbia. In light of the economic downturn and weak real estate market, the Company no longer expects to be able to sublet the vacant office space. Operating expenses for the quarter and year ended December 31, 2009 includes $703,000 and $1.3 million, respectively, of costs related to the Company’s previously announced, but since terminated, merger with Central Jersey Bancorp. Operating expenses for the quarter and year ended December 31, 2009 also include costs relating to the opening of two new branches in the latter part of 2008.

Dividends on preferred stock and discount accretion totaled $1.6 million and $3.2 million, respectively, for the quarter and year ended December 31, 2009 as compared to no amounts in the corresponding prior year periods. The amount for the quarter and year ended December 31, 2009 includes $1.1 million relating to the accelerated write-off of unaccreted discount upon redemption of the Company’s outstanding preferred stock.

Financial Condition

Mortgage-backed securities available for sale increased to $172.9 million at December 31, 2009 as compared to $40.8 million at December 31, 2008 primarily due to the $38.3 million investment of preferred stock proceeds from the Treasury’s Capital Purchase Plan in January 2009 and the $54.2 million investment of proceeds from the common stock offering in November 2009. Loans receivable, net decreased by $19.1 million at December 31, 2009 as compared to December 31, 2008 due to a decline in one-to-four family mortgage loans from increased prepayments relating to refinancings and the Bank’s ongoing strategy to sell most newly originated longer-term fixed-rate loans. This decline was partly offset by growth in commercial real estate lending. At December 31, 2009, the Company was holding subprime loans with a gross principal balance of $2.6 million and a carrying value, net of reserves and lower of cost or market adjustment of $2.1 million. Deposits increased to $1,364.2 million at

December 31, 2009 from $1,274.1 million at December 31, 2008. The growth was concentrated in core deposits, defined as all deposits excluding time deposits, which increased $145.3 million. Time deposits decreased $55.2 million as the Bank continued to moderate its pricing for this product. Federal Home Loan Bank advances decreased to $333.0 million at December 31, 2009 from $359.9 million at December 31, 2008, primarily due to the increase in deposits and stockholders’ equity as funding sources. Stockholders’ equity increased to $183.5 million at December 31, 2009 as compared to $119.8 million at December 31, 2008 due the Company’s follow-on common stock offering in November 2009 which raised net proceeds of $54.2 million.

Asset Quality

The Company’s non-performing loans totaled $28.3 million at December 31, 2009, an increase from $16.0 million at December 31, 2008. The increase was concentrated in one-to-four family and consumer loans and is reflective of the unsettled economic environment. Part of the $10.4 million increase in non-performing one-to-four family mortgage loans can be attributed to one large loan for $3.5 million which is well secured. Non-performing commercial real estate loans decreased by $375,000 at December 31, 2009 as compared to December 31, 2008. Non-performing loans at December 31, 2009 include $926,000 of loans repurchased due to early payment default that were written down to market value on the date of repurchase and $2.3 million of loans previously held for sale that were also written down to market value as of March 31, 2007, the date when these loans were transferred from held for sale to held for investment. For the year ended December 31, 2009, the Company realized net loan charge-offs of $2.6 million. Of this amount, $949,000 are net charge-offs relating to loans originated by Columbia.

Additionally, $797,000 relates to a charge-off on a single commercial real estate loan for which the real estate collateral was devalued based on the limited use of the property.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, January 22, 2010 at 11:00 a.m. Eastern time. The direct dial number for the call is (800) 860-2442. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 436747, from one hour after the end of the call until February 1, 2010. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $2.0 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Annual Meeting

The Company also announced today that its Annual Meeting of Stockholders will be held on Thursday, May 6, 2010 at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club located at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey. The record date for shareholders entitled to vote at the Annual Meeting is March 9, 2010.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31, 2009	December 31, 2008
ASSETS

Cash and due from banks	$23,016	$18,475
Investment securities available for sale	37,267	34,364
Federal Home Loan Bank of New York stock, at cost	19,434	20,910
Mortgage-backed securities available for sale	172,938	40,801
Loans receivable, net	1,629,284	1,648,378
Mortgage loans held for sale	5,658	3,903
Interest and dividends receivable	6,059	6,298
Real estate owned, net	2,613	1,141
Premises and equipment, net	22,088	21,336
Servicing asset	6,515	7,229
Bank Owned Life Insurance	39,970	39,135
Other assets	24,502	15,976

Total assets	$1,989,344	$1,857,946

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$1,364,199	$1,274,132
Securities sold under agreements to repurchase with retail customers	64,573	62,422
Federal Home Loan Bank advances	333,000	359,900
Other borrowings	27,500	27,500
Advances by borrowers for taxes and insurance	7,453	7,581
Other liabilities	9,083	6,628

Total liabilities	1,805,808	1,738,163

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued at December 31, 2009	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 and 27,177,372 shares issued and 18,821,956 and 12,364,573 shares outstanding at December 31, 2009 and 2008, respectively	336	272
Additional paid-in capital	260,130	204,298
Retained earnings	163,063	160,267
Accumulated other comprehensive loss	(10,753)	(14,462)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(4,776)	(5,069)
Treasury stock, 14,744,816 and 14,812,799 shares at December 31, 2009 and 2008, respectively	(224,464)	(225,523)
Common stock acquired by Deferred Compensation Plan	986	981
Deferred Compensation Plan Liability	(986)	(981)

Total stockholders' equity	183,536	119,783

Total liabilities and stockholders' equity	$1,989,344	$1,857,946

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2009	2008	2009	2008
	(Unaudited)
Interest income:
Loans	$22,015	$23,734	$90,595	$96,660
Mortgage-backed securities	1,054	500	3,512	2,210
Investment securities and other	345	748	1,754	4,535

Total interest income	23,414	24,982	95,861	103,405

Interest expense:
Deposits	3,896	5,929	18,032	26,756
Borrowed funds	2,572	4,157	12,366	18,626

Total interest expense	6,468	10,086	30,398	45,382

Net interest income	16,946	14,896	65,463	58,023

Provision for loan losses	2,200	600	5,700	1,775

Net interest income after provision for loan losses	14,746	14,296	59,763	56,248

Other income:
Loan servicing income (loss)	84	92	(18)	385
Fees and service charges	2,702	2,545	10,506	10,838
Net gain on sales of loans and securities available for sale	772	455	3,891	799
Net (loss) gain from other real estate operations	(74)	(24)	(2)	72
Income (loss) from Bank Owned Life Insurance	202	(252)	836	705
Other	8	10	376	24

Total other income	3,694	2,826	15,589	12,823

Operating expenses:
Compensation and employee benefits	6,233	6,363	24,014	24,270
Occupancy	1,304	1,543	5,991	5,487
Equipment	713	548	2,141	1,981
Marketing	596	535	1,767	1,833
Federal deposit insurance	587	152	3,099	1,104
Data processing	883	801	3,388	3,176
Legal	131	123	1,464	2,114
Check card processing	288	283	1,079	1,058
Accounting and audit	223	179	689	921
Merger related expenses	703	—	1,285	—
General and administrative	1,506	1,655	5,627	5,503

Total operating expenses	13,167	12,182	50,544	47,447

Income before provision for income taxes	5,273	4,940	24,808	21,624
Provision for income taxes	1,706	1,440	9,155	6,860

Net income	3,567	3,500	15,653	14,764
Dividends on preferred stock and discount accretion	1,637	—	3,170	—

Net income available to common stockholders	$1,930	$3,500	$12,483	$14,764

Basic earnings per share	$0.12	$0.30	$0.98	$1.27

Diluted earnings per share	$0.12	$0.30	$0.98	$1.26

Average basic shares outstanding	15,769	11,687	12,737	11,667

Average diluted shares outstanding	15,817	11,741	12,784	11,758

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At December 31, 2009	At December 31, 2008
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.23%	6.45%
Common shares outstanding (in thousands)	18,822	12,365
Stockholders’ equity per common share	$9.75	$9.69
Tangible stockholders’ equity per common share	9.75	9.69

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$19,142	$8,696
Commercial real estate	5,152	5,527
Construction	368	—
Consumer	3,031	1,435
Commercial	627	385

Total non-performing loans	28,320	16,043
REO, net	2,613	1,141

Total non-performing assets	$30,933	$17,184

Allowance for loan losses	$14,723	$11,665

Allowance for loan losses as a percent of total loans receivable	0.89%	0.70%
Allowance for loan losses as a percent of non-performing loans	51.99	72.71
Non-performing loans as a percent of total loans receivable	1.72	0.97
Non-performing assets as a percent of total assets	1.55	0.92

	For the three months ended December 31,		For the years ended December 31,
	2009	2008	2009	2008
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.75%	0.75%	0.82%	0.78%
Return on average stockholders’ equity	7.17	11.39	9.35	11.98
Interest rate spread	3.56	3.14	3.42	3.00
Interest rate margin	3.76	3.35	3.63	3.24
Operating expenses to average assets	2.75	2.61	2.66	2.52
Efficiency ratio	63.79	68.74	62.36	66.97

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

	At December 31, 2009	At December 31, 2008
LOANS RECEIVABLE

Real estate:
One-to-four family	$954,736	$1,039,375
Commercial real estate, multi- family and land	396,883	329,844
Construction	9,241	10,561
Consumer	217,290	222,797
Commercial	70,214	59,760

Total loans	1,648,364	1,662,337

Loans in process	(3,466)	(3,586)
Deferred origination costs, net	4,767	5,195
Allowance for loan losses	(14,723)	(11,665)

Total loans, net	1,634,942	1,652,281

Less: mortgage loans held for sale	5,658	3,903

Loans receivable, net	$1,629,284	$1,648,378

Mortgage loans serviced for others	$952,871	$977,410
Loan pipeline	90,320	69,751

	For the three months ended December 31,		For the years ended December 31,
	2009	2008	2009	2008

Loan originations	$126,438	$90,947	$574,529	$383,043
Loans sold	40,209	23,529	232,765	102,022
Net charge-offs	1,157	153	2,642	578

	At December 31, 2009	At December 31, 2008
DEPOSITS

Type of Account

Non-interest-bearing	$107,721	$97,278
Interest-bearing checking	615,347	517,334
Money market deposit	96,886	84,928
Savings	232,081	207,224
Time deposits	312,164	367,368

	$1,364,199	$1,274,132

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2009			2008
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$—	$—	—%	$6,818	$6	0.35%
Investment securities (1)	55,720	131	0.94	57,613	575	3.99
FHLB stock	14,419	214	5.94	19,784	167	3.38
Mortgage-backed securities (1)	111,340	1,054	3.79	41,966	500	4.77
Loans receivable, net (2)	1,621,475	22,015	5.43	1,652,278	23,734	5.75

Total interest-earning assets	1,802,954	23,414	5.19	1,778,459	24,982	5.62

Non-interest-earning assets	111,963			89,929

Total assets	$1,914,917			$1,868,388

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$951,843	2,196	0.92	$825,646	3,151	1.53
Time deposits	319,700	1,700	2.13	376,582	2,778	2.95

Total	1,271,543	3,896	1.23	1,202,228	5,929	1.97
Borrowed funds	317,636	2,572	3.24	425,687	4,157	3.91

Total interest-bearing liabilities	1,589,179	6,468	1.63	1,627,915	10,086	2.48

Non-interest-bearing deposits	111,825			101,436
Non-interest-bearing liabilities	14,791			16,146

Total liabilities	1,715,795			1,745,497
Stockholders’ equity	199,122			122,891

Total liabilities and stockholders’ equity	$1,914,917			$1,868,388

Net interest income		$16,946			$14,896

Net interest rate spread (3)			3.56%			3.14%

Net interest margin (4)			3.76%			3.35%

	FOR THE YEARS ENDED DECEMBER 31,
	2009			2008
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$—	$—	—%	$10,496	$191	1.82%
Investment securities (1)	55,859	888	1.59	60,952	2,948	4.84
FHLB stock	16,435	866	5.27	20,156	1,396	6.93
Mortgage-backed securities (1)	91,660	3,512	3.83	46,970	2,210	4.71
Loans receivable, net (2)	1,639,992	90,595	5.52	1,653,413	96,660	5.85

Total interest-earning assets	1,803,946	95,861	5.31	1,791,987	103,405	5.77

Non-interest-earning assets	94,397			93,055

Total assets	$1,898,343			$1,885,042

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$903,848	9,709	1.07	$785,906	12,793	1.63
Time deposits	341,999	8,323	2.43	408,870	13,963	3.42

Total	1,245,847	18,032	1.45	1,194,776	26,756	2.24
Borrowed funds	359,668	12,366	3.44	442,204	18,626	4.21

Total interest-bearing liabilities	1,605,515	30,398	1.89	1,636,980	45,382	2.77

Non-interest-bearing deposits	110,740			107,976
Non-interest-bearing liabilities	14,691			16,876

Total liabilities	1,730,946			1,761,832
Stockholders’ equity	167,397			123,210

Total liabilities and stockholders’ equity	$1,898,343			$1,885,042

Net interest income		$65,463			$58,023

Net interest rate spread (3)			3.42%			3.00%

Net interest margin (4)			3.63%			3.24%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.